Exhibit 99.1

Kimco Realty Corporation announces acquisition of remaining interest in 21 properties in PL Retail portfolio

NEW HYDE PARK, NY, November 4, 2009 – Kimco Realty Corporation announced today that it has completed the purchase of the remaining 85 percent interest in PL Retail LLC, an entity comprising 21 shopping centers that the company manages and in which the company previously held a 15 percent interest.  The price for the 85% interest of approximately $175 million was based on an enterprise price of $825 million, less the assumption of approximately $564 million in non-recourse mortgage debt and $50 million of perpetual preferred stock. The company funded the acquisition from its existing credit facility.

“This is a new beginning,” stated Milton Cooper, Kimco’s chairman and chief executive officer. “These are high-quality assets in strong markets which are currently 94 percent leased.  Costco is the largest tenant in this portfolio and this transaction continues Kimco’s position as Costco’s largest landlord.   Kimco will continue to pursue purchases of shopping centers to leverage our existing infrastructure and enhance shareholder value.”

The 21 shopping centers comprising approximately 5.2 million square feet of gross leasable area (GLA) are located in California (8 assets; 27% of GLA), Florida (6 assets; 42% of GLA), Phoenix AZ metro area (2 assets; 7.3% of GLA), metro NJ (2), Long Island, NY (1), metro Washington DC (1) and Greenville, SC (1).   Costco represents more than 10 percent of the GLA and Home Depot, Ross, the TJX stores, Wal-Mart, Lowe’s, Petsmart, BJ’s Wholesale and Best Buy together constitute an additional 25 percent of GLA.

Kimco previously held a 15 percent interest in the entity and purchased the remaining 85 percent interest from a fund managed by DRA Advisors LLC.  The $825 million enterprise price includes approximately $805 million for existing assets, which represents a 7.6 percent cap rate on underwritten net operating income (NOI) of approximately $61 million annually, or approximately $156 per square foot, plus $20 million for the development rights at Pentagon Centre.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of September 30, 2009, the company owned interests in 1,462 retail properties comprising 153 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

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CONTACT: Barbara Pooley, senior vice president, finance & investor relations, 1-866-831-4297